EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 16th day of October, 2009, by and between LAREDO OIL, INC., a Delaware corporation with offices at 580 Highway 335, Big Horn Wyoming. 82833 (the "Corporation"), and MARK SEE, an individual residing at 44 Polo Drive, Big Horn, WY 82833 ("Executive").

WITNESSETH:

WHEREAS, the Executive desires to be employed by the Company as its Chief Executive Officer and the Company wishes to employ Executive in such capacity;

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this document, the Company and Executive hereby agree as follows:

1.           Employment and Duties. The Company agrees to employ and Executive agrees to serve as the Company's Chief Executive Officer. The duties and responsibilities of Executive shall include the duties and responsibilities as the Board may from time to time reasonably assign to Executive.

Executive shall devote substantially all of his working time and efforts during the Company's normal business hours to the business and affairs of the Company and its subsidiaries and to the diligent performance of the duties and responsibilities duly assigned to him pursuant to this Agreement.

2.           Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of three years and shall be automatically renewed for successive one year periods thereafter unless either party provides the other party with written notice of his or its intention not to renew this Agreement at least three months prior to the expiration of the initial term or any renewal term of this Agreement. "Employment Period" shall mean the initial three year term plus renewals, if any.

3.           Place of Employment. Executive's services shall be performed at the Company's offices located in Big Horn, Wyoming and any other location where the Company now or hereafter has a business facility. The parties acknowledge, however, that Executive may be required to travel in connection with the performance of his duties hereunder. The Company will not require the Executive to relocate to any other location.

4.           Base Salary. For all services to be rendered by Executive pursuant to this Agreement, the Company agrees to pay Executive during the Employment Period an initial base salary (the "Base Salary") at an annual rate of $240,000 and after the Company is funded (minimum of $7.5 million), the Base Salary will then be $450,000. The Base Salary shall be paid in periodic installments in accordance with the Company's regular payroll practices. The Base Salary shall have an automatic Cost of Living Increase of 10% per annum.

The Board shall review the Executive's Base Salary annually and shall make a recommendation as to whether such Base Salary should be increased but not decreased.

5.           Bonuses. During the term of this Agreement, the Executive shall be entitled to annual bonuses, as determined by the Board.

6.           Expenses. Executive shall be entitled to the following monthly allowances:

a)	Automobile allowance of $1000/month.

b)
Professional - of S1000/month for Petroleum professional societies and dues (i.e., Society Petroleum Engineers, Society Mining Engineers) and organizations (i.e., Denver, Montana & Houston Petroleum Club's)

c)	Communication - of $500/month for mobile devices and associated costs.

Executive shall also be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by Executive while employed (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that Executive shall properly account for such expenses in accordance with Company policies and procedures.

7.           Other Benefits. During the term of this Agreement, the Executive shall participate in incentive, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, "Benefit Plans"), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company's managerial or salaried executive employees.

8.           Vacation. During the term of this Agreement, the Executive shall be entitled to accrue, on a pro rata basis, fifteen (15) paid vacation days per year in the first year and twenty (20) thereafter. Vacation shall be taken at such times as are mutually convenient to the Executive and the Company and no more than ten (10) consecutive days shall be taken at any one time without Company approval in advance. The Executive shall be entitled to carry over any accrued, unused vacation days from year to year, or in-lieu of accrual, the Company will pay out unused vacation days.

9.           Stock Grants. The Executive is granted Two Million and Fifty Five Thousand Eighty Three (2,055,083) pre-split (8 million outstanding) shares of common stock of the Company.

10.         Termination of Employment.

(a)         Death. If Executive dies during the Employment Period, this Agreement and the Executive's employment with the Company shall automatically terminate and the Company shall have no further obligations to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay to the Executive's heirs, administrators or executors any earned but unpaid Base Salary and vacation pay, unpaid pro rata annual bonus through the date of death and reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions. In addition, the Executive's spouse and minor children shall be entitled to continued coverage for a period of two years following the termination of employment, at the Company's expense, under all health, medical, dental and vision insurance plans in which the Executive was a participant immediately prior to his last date of employment with the Company.

(b)          Disability. In the event that, during the term of this Agreement the Executive shall be prevented from performing his duties and responsibilities hereunder to the full extent required by the Company by reason of Disability (as defined below), this Agreement and the Executive's employment with the Company shall automatically terminate and the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay the Executive or his heirs, administrators or executors any earned but unpaid Base Salary, unpaid pro rata annual bonus and unused vacation days accrued through the Executive's last date of Employment with the Company and reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions through the last date of the Executive's employment with the Company. For purposes of this Agreement, "Disability" shall mean a physical or mental disability that prevents the performance by the Executive, with or without reasonable accommodation, of his duties and responsibilities hereunder for a period of not less than an aggregate of three months during any twelve consecutive months.

(c)          Cause.

(1)       At any time during the Employment Period, the Company may terminate this Agreement and the Executive's employment hereunder for Cause. For purposes of this Agreement, "Cause" shall mean: (a) the damaging, willful and continued failure of the Executive to perform substantially his duties and responsibilities for the Company (other than any such failure resulting from Executive's death or Disability) after a written demand by the Board for substantial performance is delivered to the Executive by the Company, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties and responsibilities in a reasonable manner, which willful and continued failure is not cured by the Executive within thirty (30) days of his receipt of such written demand. It will then be the responsibility of the Board to substantially and incontrovertibly prove the matter is not cured, and do so with a unanimous Board vote, followed by arbitration: (b) violation of Sections 11 or 12 of this Agreement, or (c) fraud, dishonesty or gross misconduct which is materially and demonstratively injurious to the Company. Termination under clauses (b)or (c) of this Section 10(c)(1) shall not be subject to cure.

(2)      Upon termination of this Agreement for Cause, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any earned but unpaid Base Salary and vacation pay, and reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(d)          Change of Control. For purposes of this Agreement, "Change of Control- shall mean the occurrence of any one or more of the following: (1) the accumulation, whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 50% or more of the shares of the outstanding Common Stock of the Company, whether by merger, consolidation, sale or other transfer of shares of Common Stock (other than a merger or consolidation where the stockholders of the Company prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation), or (ii) a sale of all or substantially all of the assets of the Company, provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of Common Stock or securities convertible into Common Stock directly from the Company, or (B) any acquisition of Common Stock or securities convertible into Common Stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company. (C) The Company shall consolidate, merge or exchange securities with any other entity and the stockholders of the Company immediately before the effective time of such transaction do not beneficially own, immediately after the effective time of such transaction, shares entitling such stockholders to a majority of all votes (without consideration of the rights of any class of stock entitled to elect directors by a separate class vote) to which all stockholders of the corporation issuing cash or securities in the consolidation, merger or share exchange would be entitled for the purpose of electing directors or where the Current Directors immediately after the effective time of the consolidation, merger or share exchange would not constitute a majority of the Board of Directors of the corporation issuing cash or securities in the consolidation, merger or share exchange.

(e)          Good Reason.

(1)       At any time during the term of this Agreement, subject to the conditions set forth in Section 10(e)(2) below, the Executive may terminate this Agreement and the Executive's employment with the Company for "Good Reason." For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following events: (A) the assignment, without the Executive's consent, to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he assumed on the Effective Date; (B) the assignment, without the Executive's consent, to the Executive of a title that is different from and subordinate to the title Chief Executive Officer; (C) any termination of the Executive's employment by the Company within 12 months after a Change of Control, other than a termination for Cause, death or Disability; or (D) material breach by the Company of this Agreement: (E) any other reason, as determined by the Executive, including Section 10(e)(4) below.

(2)       The Executive shall not be entitled to terminate this Agreement for Good Reason unless and until he shall have delivered written notice to the Company of his intention to terminate this Agreement and his employment with the Company for Good Reason, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason, and the Company shall not have eliminated the circumstances constituting Good Reason within 30 days of its receipt from the Executive of such written notice, with the exception of 10(e)(4), which requires no notice period.

(3)       In the event that the Executive terminates this Agreement and his employment with the Company for Good Reason, the Company shall pay or provide to the Executive (or, following his death, to the Executive's heirs, administrators or executors): (A) any earned but unpaid Base Salary, unpaid pro rata annual bonus and unused vacation days accrued through the Executive's last day of employment with the Company; (B) continued coverage, at the Company's expense, under all Benefits Plans in which the Executive was a participant immediately prior to his last date of employment with the Company, or, in the event that any such Benefit Plans do not permit coverage of the Executive following his last date of employment with the Company, under benefit plans that provide no less coverage than such Benefit Plans, for a period of two years following the termination of employment; (C) reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date; and (D) the Base Salary, as in effect immediately prior to the Executive's termination hereunder, and any bonuses earned, during the remainder of the Employment Period. All payments due hereunder shall be payable within 30 days The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(4)      In the event the Company has not been funded (minimum of $7.5 million) by December 31, 2009, the Executive may, at his sole discretion, terminate this agreement in its entirety. If the Executive elects to terminate this agreement, no notice will be required of the Executive to the company and any and all obligations of the Executive to the Company under this, or any other agreement will be made immediately unenforceable, null and void. The Executive shall be relieved of his obligations pursuant to Sections 11 and 12.

(f)          Without "Good Reason" by Executive or Without "Cause" by the Company.

(1)       By the Executive. At any time during the term of this Agreement, the Executive shall be entitled to terminate this Agreement and the Executive's employment with the Company without Good Reason by providing prior written notice of at least 30 days to the Company. Upon termination by the Executive of this Agreement and the Executive's employment with the Company without Good Reason, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any earned but unpaid Base Salary, unused vacation days accrued through the Executive's last day of employment with the Company and reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(2)       By the Company. At any time during the term of this Agreement, the Company shall be entitled to terminate this Agreement and the Executive's employment with the Company without Cause by providing prior written notice of at least 30 days to the Executive. Upon termination by the Company of this Agreement and the Executive's employment with the Company without Cause, the Company shall pay or provide to the Executive (or, following his death, to the Executive's heirs, administrators or executors): (A) any earned but unpaid Base Salary, unpaid pro rata annual bonus and unused vacation days accrued through the Executive's last day of employment with the Company; (B) continued coverage, at the Company's expense, under all Benefits Plans in which the Executive was a participant immediately prior to his last date of employment with the Company, or, in the event that any such Benefit Plans do not permit coverage of the Executive following his last date of employment with the Company, under benefit plans that provide no less coverage than such Benefit Plans, for a period of two years following the termination of employment; (C) reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date; and (D) the Base Salary, as in effect immediately prior to the Executive's termination hereunder, and any bonuses earned, for a three year period. All payments due hereunder shall be payable according to the Company's standard payroll procedures. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions. (E) if the Change of Control occurs prior to the fourth anniversary of the Effective Date of this Agreement, the Executive shall be relieved of his obligations pursuant to Sections 11 and 12 insofar as those sections relate to continuing obligations of the Executive following the termination of his employment.

11.         Confidential Information.

(a)         Disclosure of Confidential Information. The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Company, its subsidiaries and their respective businesses ("Confidential Information"), including but not limited to, its products, formulae, patents, sources of supply, customer dealings, data, and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, the Executive will not, at any time, during his employment hereunder, reveal, divulge or make known to any person, any information acquired by the Executive during the course of his employment, which is treated as confidential by the Company, and not otherwise in the public domain. The provisions of this Section 11 shall survive the termination of the Executive's employment hereunder other than as specified in Section 10(f)(2)(E) and 11(d).

(b)          In the event that the Executive's employment with the Company terminates for any reason, the Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information.

(c)          The Executive brings 20 years of Oil and Gas "know how" to the Company, which is his sole and exclusive property. If the Executive's Employment is terminated, for any reason, by either the Company or the Executive, for cause or without or on any other basis, the Executive shall solely and individually retain this "know how", with no survival beyond the termination of employment.

12.          Non-Competition and Non-Solicitation.

(a)          The Executive agrees and acknowledges that the Confidential Information that the Executive has already received and will receive is valuable to the Company and that its protection and maintenance constitutes a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth herein. The Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Executive. The Executive also acknowledges that the products and services developed or provided by the Company, its affiliates and/or its clients or customers are or are intended to be sold, provided, licensed and/or distributed to customers and clients in and throughout the United States (the "Territory") (to the extent the Company comes to operate, either directly or through the engagement of a distributor or joint or co-venturer, or sell a significant amount of its products and services to customers located, in areas other than the United States during the term of the Employment Period, the definition of Territory shall be automatically expanded to cover such other areas), and that the Territory, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers.

(b)          The Executive hereby agrees and covenants that he shall not, without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than a holder of less than two percent (2%) of the outstanding voting shares of any publicly held company), or whether on the Executive's own behalf or on behalf of any other person or entity or otherwise howsoever, during the Employment Period, to the extent described below, within the Territory:

(1)      Be connected with the ownership, management, operation or control of any business in competition with the primary business of the Company with the following exceptions:

(A)       The Executive is allowed to acquire operating oil and gas fields, working interests and all forms of royalty, mineral and net profit interests in any and all Oil or Gas Properties including property(s) owned by the Company. The Employee is allowed to use any and all Company data and information for this purpose.

(B)       The intent of the non-competition and non-solicitation is to protect corporate opportunities and is not intended as a "restraint of trade" for the Executive, post-termination. The Executive's expertise is in the Oil and Gas Industry and his livelihood is dependent upon employ in the industry. He shall retain any and all means whereby he can be gainfully employed in the Oil and Gas Industry, post-termination.

(2)        Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, of the Company to leave the employment thereof, whether or not any such employee is party to an employment agreement;

(3)        Attempt in any manner to solicit or accept from any customer of the Company, with whom the Company had significant contact during Executive's employment by the Company (whether under this Agreement or otherwise), business of the kind or competitive with the business done by the Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or might do with the Company, or if any such customer elects to move its business to a person other than the Company, provide any services (of the kind or competitive with the Business of the Company) for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person; or

(4)        Interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier, distributor, co- venturer or joint venturer of the Company to discontinue or reduce its business with the Company or otherwise interfere in any way with the Business of the Company.

With respect to the activities described in Paragraphs (2), (3) and (4) above, the restrictions of this Section I2(b) shall continue beyond the Employment Period until one year following the termination of this Agreement or of the Executive's employment with the Company, whichever occurs later. Furthermore, if the Company terminates Executive's employment for Cause or if Executive terminates his employment without Good Reason, then the restrictions of this Section  12(b) shall continue with respect to the activities described in Paragraph (1), above, beyond the Employment Period until one year following the termination of this Agreement or of the Executive's employment with the Company, whichever occurs later.

13.         Miscellaneous.

(a)           The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special. unique and extraordinary character and that it would be difficult or impossible to replace such services.

(b)           Neither the Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Company shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Company of any of its obligations hereunder and the successor shall deem this Agreement to be binding in its entirety.

(c)           This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive's employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(d)           This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(e)           The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)           All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g. Federal Express) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

(g)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wyoming without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the County and State of Wyoming.

(h)           This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

(i)           The Executive represents and warrants to the Company, that he has the full power and authority to enter into this Agreement and to perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which. Executive is a party.

(j)           In the event of a dispute between the Executive and the Company. the Company will be responsible for the payment of all, including all the Executives attorneys' fees.

(k)          Indemnification, The Company shall indemnify and hold harmless the Employee against any loss, liability, claim, damage and expense, including the cost of defense, incurred in the course of the Employee's employment hereunder. The Company's liability hereunder shall be reduced by the amount of insurance proceeds paid to or on behalf of the Employee with respect to an event giving rise to indemnification hereunder. This indemnification shall survive the death or other termination of employment of the Employee and the termination of this Agreement. Any legal fees incurred by the Employee in the enforcement of this or any other provision of this Agreement shall be promptly reimbursed by the Company as the same are incurred.

(I)           The agreement will be read in its entirety.

[Signature page follows immediately]

IN WITNESS WHEREOF, the Executive and the Company have caused this Executive Employment Agreement to be executed as of the date first above written.

MARK SEE /s/ Mark See
LAREDO OIL, INC. By: /s/ Bradley Sparks Name: Bradley Sparks Title: CFO